SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50441

Date of Report: April 13, 2010

CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

New York	84-1275578
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14B	10018
(Address of principal executive offices)	(Zip Code)

212-391-2688
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors

Election of Director

On April 13, 2010 the Board of Directors elected John J. McFadden to serve as a member of the Board.  Information about Mr. McFadden follows:

John J. McFadden has been self-employed since 1999 as a consultant, providing consultation to his clients regarding both investment banking and energy matters.  From 1996 until 1998 Mr. McFadden was employed as the Senior Managing Director of Cambridge Holding and Cambridge Partners, LLC, a private investment company.  From 1968 until 1996 Mr. McFadden was employed by The First Boston Corporation with a variety of responsibilities in corporate finance and public finance, including service as Vice President and Treasurer.  In 1967 Mr. McFadden was awarded a B.A. degree by St. Bonaventure University.  Mr. McFadden serves as a member of the board and Chairman of the Audit Committee for Advanced Battery Technologies, Inc. (NASDAQ:  ABAT).  He is 66 years old.

China Digital entered into a Service Agreement with Mr. McFadden.  The agreement provides that during his tenure on the Board, the Company will pay Mr. McFadden $2,000 per month plus $1,000 per meeting, and issue him 10,000 shares of common stock per year.

Departure of Director

On April 15, 2010 Hu Yumei resigned from her position as a member of the Board of Directors.  Ms. Hu will remain employed as Chief Financial Officer.

Item 9.01             Financial Statements and Exhibits

Exhibits

10-a	Service Agreement dated April 13, 2010 between China Digital Animation Development, Inc. and John J. McFadden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 15, 2010	CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
By /s/ Fu Qiang
Fu Qiang, Chief Executive Officer